Exhibit 10.7
DEFERRED COMPENSATION
and
SETTLEMENT AGREEMENT
between
FPIC INSURANCE GROUP, INC.
and
JOHN R. BYERS

THIS AGREEMENT, effective as of December 31, 2008, between FPIC Insurance Group, Inc., a Florida corporation (the “Company”), and John R. Byers, an individual (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Executive is an active employee of the Company and is currently a participant in the FPIC Insurance Group, Inc. Supplemental Executive Retirement Plan, as amended (the “Prior Plan”), sponsored by the Company; and

WHEREAS, the Company maintains the FPIC Insurance Group, Inc. Nonqualified Deferred Compensation Plan (the "Deferred Comp Plan") for the benefit of certain of its management and highly compensated employees; and

WHEREAS, the Company wishes to terminate the Prior Plan with respect to the Executive, and the parties hereto wish to enter into this Agreement for the purpose of (i) providing for a full and final settlement of all matters arising with respect to or pertaining to the Prior Plan, including without limitation the value of benefits, whether past, present or future, the value of which is subject to a bona fide dispute, claims for attorneys' fees and expenses, and any and all other tort, contract, statutory and other claims of any kind related to the Prior Plan and (ii) providing the Executive with additional Deferred Comp Plan benefits in order to provide retirement benefits to the Executive; and

NOW, THEREFORE, in consideration of the mutual promises, covenants, agreements and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, do hereby agree as follows:

1.           Certain Definitions.

a.           “Code” shall mean the Internal Revenue Code of 1986, as amended.

b.           “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

c.           “Person” shall be construed as broadly as possible and shall include an individual or natural person, a partnership (including a limited liability partnership), a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a business, and any other entity.

d.           Capitalized terms used herein without definition shall have the same meanings herein as in the Deferred Comp Plan.

2.           Termination of the Prior Plan; Release.

(a)           On the date hereof, the Executive shall cease to be a participant in the Prior Plan, which is hereby terminated as to the Executive, and the Company shall have no further obligations to the Executive thereunder.  In settlement of the amounts accrued and vested on or before December 31, 2008, for the benefit of the Executive in the Prior Plan the Company shall credit the contribution to the Deferred Comp Plan described in Section 3(a) below.  In consideration of the Executive’s relinquishment of future benefits under the Prior Plan and of his continued services to the Company, the Company shall credit the contributions to the Deferred Comp Plan described in Section 3(b) below.

 (b)           The Executive accepts the terms of this Agreement in full, final and complete settlement and satisfaction of any and all claims that in any way relate, pertain to or arise out of the Prior Plan.  Accordingly, the Executive does hereby release the Company, its successors or purchasers, and any and all parent, subsidiary and affiliated corporations or business entities, and any and all respective past or present executives, officers, agents, directors, shareholders, members, partners and representatives of the foregoing, and others acting for or on behalf of the foregoing (hereinafter the “Releasees”) from all past, present or future claims, actions, rights or benefits of whatever nature or description, including any claims for attorneys' fees and expenses, from the beginning of time arising out of or relating to the Executive's rights under the Prior Plan.

 (c)           It is further understood and agreed that this document is intended to be a total accord, settlement and satisfaction of any and all claims, in law or in equity, that the Executive has or may have against the Releasees related to the Prior Plan, including, but not limited to, all contract, tort and statutory claims arising under any applicable state or federal statutes or laws, including but not limited to ERISA and the Code.

 (d)           The Executive warrants and acknowledges that the execution by the Executive of this Agreement, including the general release set forth above, is knowing and voluntary and that the Executive understands this Agreement, including the general release set forth above.  The Executive further acknowledges and warrants that he has been advised to consult with an attorney prior to the execution of this Agreement, and that he has had the opportunity to consult with an attorney with respect to the terms of this Agreement, including the general release contained herein.

3.           Company Contributions to Deferred Comp Plan.

 (a)           Initial Contribution.  As soon as reasonably practicable after January 12, 2009, the Company will credit the Executive's Retirement Account under the Deferred Comp Plan with a Company Contribution equal to $1,276,433.

(b)           Annual Contributions.  Contemporaneously with each payment of base salary (whether before or after the Executive’s Separation from Service) paid by the Company to the Executive, commencing with the first payment during 2009, the Company will credit the Executive's Retirement Account under the Deferred Comp Plan with Company Contributions in an amount equal to the percentage shown on Schedule 1 hereto of the gross amount of each such payment of base salary.

(c)           Transfer to Rabbi Trust.  Contemporaneously with each Company Contribution hereunder, the Company will transfer to a trust established pursuant to Section 11.2 of the Deferred Comp Plan an amount in cash equal to the amount of such Company Contribution.  The Company will cause such trust at all times to possess funds at least equal to the sum of all Accounts under the Deferred Comp Plan.

(d)           Account.  Company Contributions made on the Executive's behalf hereunder shall be credited to the Executive's Retirement Account under the Deferred Comp Plan (the “Retirement Account”).

(e)           Investment of Company Contributions.  The balance in the Executive’s Retirement Account shall be invested as directed by the Executive in accordance with the terms of the Deferred Comp Plan.

(f)           Vesting.  The Executive shall be at all times 100 percent vested in his Retirement Account.

(g)           No Guaranteed Account Balance.  The Executive acknowledges that as the Executive shall be responsible for directing the investment of his Retirement Account balance, the Company does not guarantee the amount of the Executive’s Retirement Account on any date.

(h)           Impact of Separation from Service.  Except as provided in any employment or severance arrangement (including without limitation the employment agreement and change in control severance agreement, each dated as of January 1, 2008, between the Executive and the Company), upon the Executive's Separation from Service the Company shall have no further obligation hereunder to continue crediting Company Contributions to the Executive’s Retirement Account.

(i)           Distribution of Company Contributions Retirement Account.  The Executive's Retirement Account shall be distributed to him at the time and in the form elected by the Executive pursuant to the terms of the Deferred Comp Plan.

4.           No Admission.

The Executive acknowledges that nothing contained in this Agreement including the general release set forth herein or the payment of the sums referred to above shall be construed as an admission of liability or responsibility on the part of the Company or any of the Releasees, all such liability and responsibility being expressly denied.

5.           Mediation and Arbitration.

Any dispute or controversy arising out of or in relation to this Agreement shall first be submitted to mediation in the City of Jacksonville, Florida, in accordance with the Commercial Mediation Rules of the American Arbitration Association.  If mediation fails to resolve such dispute or controversy, then such dispute or controversy shall be determined and settled by arbitration in the City of Jacksonville, Florida, in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, and judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction.  The parties hereto agree to use good faith efforts to select a mediator and, if mediation fails to resolve such dispute or controversy, an arbitrator.  If the parties cannot agree upon a mediator or arbitrator, such mediator or arbitrator shall be selected in accordance with the relevant Commercial Rules of the American Arbitration Association then in effect.  The Company's mediation and arbitration expenses, as well as any litigation costs, including legal counsel and reasonable experts, shall be paid by the Company.  The Executive's mediation and arbitration costs, as well as any litigation costs, including legal counsel and reasonable experts, shall be paid by the Company no later than 2 ½ months after the end of the calendar year in which such expenses were incurred, provided, however, in the event the trier of fact determines the Executive's claims thereunder are made frivolously or in bad faith, the Executive shall immediately repay such litigation costs to the Company.

6.           Income Tax Withholding.

The Company may withhold from any payments made under this Agreement all federal, state or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

7.           Entire Understanding.

Except as provided below, this Agreement contains the entire understanding between the Company and the Executive with respect to the subject matter hereof and supersedes any prior agreements between the Company and the Executive.  The Company's obligation to make  payments provided for in this Agreement and otherwise to perform its obligations hereunder shall be in lieu and in full settlement of all other payments to the Executive under the Prior Plan but shall not affect (other than as expressly stated herein) or operate to reduce any benefit or compensation inuring to the Executive of any kind elsewhere provided and not expressly provided for in this Agreement, including without limitation, any benefit or compensation provided under any compensation, employment, severance, incentive, indemnification, welfare benefit, retirement or other arrangement, agreement or program in effect from time to time.

8.           Severability.

If, for any reason, any one or more of the provisions or part of a provision contained in this Agreement shall be held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement not held so invalid, illegal or unenforceable, and each other provision or part of a provision shall to the full extent consistent with law continue in full force and effect.

9.           Consolidation, Merger, or Sale of Assets.

If the Company consolidates or merges into or with, or transfers all or substantially all of its assets to, another Person, the term “Company” as used herein shall mean such other Person and this Agreement shall continue in full force and effect.

10.           Notices.

All notices, requests, demands and other communications required or permitted hereunder shall be deemed to have been duly given upon delivery if in writing and hand delivered or mailed, postage prepaid, certified or registered, first class, return receipt requested, or sent by nationally recognized overnight courier service, as follows:

a.         to the Company:

FPIC Insurance Group, Inc.
Attention:  Chairman of the Board
225 Water Street, Suite 1400
Jacksonville, Florida  32202

b.         to the Executive:

John R. Byers
3840 Fenwick Island Drive
Jacksonville, Florida 32224

or to such other address as either party shall have previously specified in writing to the other.

11.           No Attachment.

Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

12.           Binding Agreement.

This Agreement shall be binding upon, and shall inure to the benefit of, the Executive and the Company and their respective permitted successors and assigns.

13.           Modification and Waiver.

This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.  No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement except by written instrument signed by the party charged with such waiver or estoppel.  No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

14.           Headings of No Effect.

The paragraph headings contained in this Agreement are included solely for convenience of reference and shall not in any way affect the meaning or interpretation of any of the provisions of this Agreement.

15.           Governing Law.

This Agreement and its validity, interpretation, performance, and enforcement shall be governed by the laws of the State of Florida without giving effect to the choice of law provisions in effect in such State.

16.           Effect of Section 409A.

It is expressly contemplated by the parties that this Agreement will conform to, and be interpreted to comply with the final regulations issued under Section 409A of the Code. Notwithstanding any other provision of this Agreement, if the Executive does not sign this agreement prior to December 31, 2008, all amounts owed under the Prior Plan shall become subject to the provisions of Section 409A of the Code and the Executive shall be required to pay all applicable taxes, interest and penalties that may be due under Section 409A of the Code.

17.           Miscellaneous.

The Executive and the Company acknowledge and represent they each have read or caused to be read this Agreement and that each understands it fully and signs it voluntarily.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

FPIC INSURANCE GROUP, INC.

By:	/s/ Kenneth M. Kirschner
Name: Kenneth M. Kirschner
Title: Chairman of the Board

THE EXECUTIVE:

/s/ John R. Byers
John R. Byers

Schedule 1

Annual Contributions

Year	Percentage of Base Salary
2009 2010 2011 2012 2013 2014 2015 2016 2017 2018 2019	19.00% 21.75% 24.50% 27.25% 30.00% 32.75% 35.50% 38.25% 41.00% 43.75% 19.00%